Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESTORE MEDICAL, INC.
     Restore Medical, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”), does hereby certify as follows:
     FIRST: The name of the corporation is Restore Medical, Inc. and the name under which the corporation was originally incorporated is Restore Medical, Inc.
     SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 8, 2004.
     THIRD: This Second Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and by the written consent of a majority of the stockholders of this corporation in accordance with Section 228 of the General Corporation Law, restates and integrates and further amends the provisions of the original Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Second Amended and Restated Certificate of Incorporation of the corporation (the “Amended and Restated Certificate of Incorporation”) reads as follows:
ARTICLE I
NAME
     The name of the corporation (hereinafter called the “Corporation”) is Restore Medical, Inc.
ARTICLE II
REGISTERED OFFICE
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV
CAPITAL STOCK
     1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 50,000,000.
     2. Common Stock.
     All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. Subject to the rights of the holders of any series of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends.
          Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of each series, if any, of the Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed ratably to the holders of the stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock, together with the holders of the shares of any class of stock on a parity with the Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.
     The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). On all matters to be voted on by the holders of the Common Stock, the holders shall be entitled to one vote in person or by proxy for each share thereof held of record.
     Subject to the rights of the holders of any series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for, purchase or receive any part of any new or additional issue of stock of the Corporation and no stockholder will be entitled to cumulate votes at any election of directors.
     3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.
     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
     (a) the designation of the series, which may be by distinguishing number, letter or title;
     (b) the number of the shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);
     (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
     (d) the dates at which dividends, if any, shall be payable;
     (e) the redemption rights and price or prices, if any, for shares of the series;
     (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
     (g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
     (i) restrictions on the issuance of shares of the same series or of any other class or series;

     (j) the voting rights, if any, of the holders of shares of the series; and
     (k) such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.
ARTICLE V
BYLAWS
     In furtherance and not in limitation of the powers conferred by statute and except as provided herein or in the bylaws, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter, from time to time, the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.
ARTICLE VI
LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law.
     If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
     Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE VII
ELECTION OF DIRECTORS
     The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII
BOARD OF DIRECTORS
     The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time. Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.
     The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE IX
STOCKHOLDER ACTION BY WRITTEN CONSENT
     Action shall be taken by the stockholders of the Corporation only at annual or special meetings of the stockholders, and stockholders may not act by written consent. Special meetings of the stockholders may only be called as provided in the bylaws.
ARTICLE X
AMENDMENT
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.
     IN WITNESS WHEREOF, Restore Medical, Inc. has caused this Amended and Restated Certificate to be signed by J. Robert Paulson, Jr., its Chief Executive Officer, this ___day of ___, 2006.

By:
	Name:	J. Robert Paulson, Jr.
	Title:	Chief Executive Officer

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